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                     Firstar Agrees to Acquire Mercantile,
                 Creating $75 Billion Midwest Banking Franchise

 Transaction to Provide 8.5 Percent EPS Accretion in 1999, 10.7 Percent in 2000

MILWAUKEE and ST. LOUIS, April 30, 1999--Firstar Corporation
(NYSE:FSR) today announced that it has signed a definitive agreement to acquire Mercantile Bancorporation Inc. (NYSE:MTL) through an exchange of shares valued at approximately $10.6 billion.

Under the terms of the agreement, Mercantile shareholders will receive a tax-free exchange of 2.091 shares of Firstar common stock for each share of Mercantile common stock owned. Based on Firstar's closing stock price on April 29, 1999 (the date the exchange rate was finalized) this represents a price of $66.00 for each Mercantile share, a premium of 29 percent over Mercantile's closing price of $51.25 per share on that date, and a multiple of 21.6 times Mercantile's 1999 estimated earnings per share.

This transaction will create the second largest Midwest banking franchise, providing a full line of consumer banking, commercial banking and trust and investment management services and products to more than 5 million customers through its approximately 1,180 branch locations in nine Midwest states and Tennessee, Arkansas and Arizona, plus trust operations in Florida. The combined company would become the 13th largest bank holding company in the United States, with assets of more than $75 billion, deposits of $59 billion, assets under management of $67 billion and a market capitalization of $32 billion.

After the closing, the combined company expects to pay dividends at an annual rate of $0.65 per common share. This approximates a continuation of the current $1.36 dividend rate paid on Mercantile shares, adjusted for the exchange ratio. This dividend rate would represent an increase of 63 percent on the current $0.40 annual dividend rate paid on Firstar shares. The combined companies' corporate headquarters will remain in Milwaukee, with St. Louis becoming the headquarters for corporate banking and Cincinnati continuing as the headquarters for consumer banking.

Jerry A. Grundhofer, Firstar's president and chief executive officer, will continue in that position. Thomas H. Jacobsen, Mercantile's chairman, president and chief executive officer, who will be based in St. Louis, will become chairman of the board of Firstar and will co-chair the board's executive committee with Grundhofer. Roger L. Fitzsimonds, Firstar's current chairman, plans to retire upon the closing of the acquisition and will be

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named chairman emeritus at that time. The board of directors will be comprised of 14 representatives of Firstar and four representatives of Mercantile.

"We are announcing today the combination of two excellent banks with long and distinguished histories, outstanding people, and superior potential for future growth," said Grundhofer. "Together, we will create a preeminent Midwest franchise in financial services. By combining our franchises we will continue to build critical mass in our key business lines, with emphasis on sales, customer service and strong industry-leading technology. We will be a rapidly growing, very profitable, highly efficient organization with a continued strong commitment to community involvement. This merger will provide enhanced benefits for our customers, our employees and our communities, as well as, unmatched economic benefits for shareholders of both companies."

"Combining with Firstar is a uniquely attractive strategic opportunity for Mercantile," said Jacobsen, "not only for the economic benefits it offers our shareholders, but also for the continuity of quality customer service and community involvement for St. Louis, Kansas City and our entire banking franchise. Firstar has proven that it can combine a highly effective operating style with strong local market involvement. We are delighted to be combining with a bank whose priorities are so completely compatible with our own. Each of us has products, skills and resources to bring to the other. We look forward to a seamless integration of our two companies into a single regional banking leader."

The transaction will be accounted for as a pooling of interests, and is expected to close in the fourth quarter of 1999. It is expected to be 8.5 percent accretive to Firstar's earnings per share in 1999, and 10.7 percent accretive in 2000. This accretion is based on anticipated expense reductions, and does not include earnings from revenue enhancements or the reinvestment of excess capital. Firstar expects to incur pre-tax merger-related and restructuring charges of $428 million between the closing of the transaction and the end of 2000.

Firstar and Mercantile estimate that they will reduce their expenses by $169 million, with 100 percent of these savings to be achieved in 2000. These cost savings represent 19 percent of Mercantile's current expense base, and would bring the combined company into line with Firstar's current efficiency ratio. The cost saving opportunities include centralization of corporate activities, consolidation of data processing and operations, optimization of commercial banking, retail branches and alternative delivery channels for bank products and services, improvements in technology, and reconfiguration of mortgage, credit card and asset management businesses. Systems conversion will begin after year end and continue throughout the year 2000.

Additionally, the companies believe there is significant opportunity for future revenue growth resulting from product cross-selling, accelerated consumer loan growth, new product introductions, and increased scale in key business lines, including consumer, commercial and small business lending, asset management, mortgage banking, correspondent banking and cash management. Customers of the combined company will have access to approximately 1180 branches, the nation's seventh-largest system and more than 2000 ATM's, the tenth-largest system and a broad range of electronic banking,

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PC banking and Internet banking products and services. The combined company will rank in the top five in share of deposits in Missouri, Iowa, Wisconsin, Kentucky, Minnesota, Arkansas, Ohio, Illinois, and Kansas, and also have a presence in Indiana, Tennessee, Arizona and Florida.

Firstar's highly successful incentive-based compensation program, known as "Pay for Performance" will be implemented throughout the combined company. This program provides all employees with incentive pay linked to individual performance and selected measures of shareholder value creation. Also, Firstar is the only bank in the country to guarantee its quality customer service with its unique "Five Star Service Guarantee" in all lines of business.

"It is essential today that when companies combine, they do so seamlessly," said Jacobsen. "We are heartened by the speed and smoothness of the recent Star Banc-Firstar merger; combined with our own experience in post-transaction integration, it leads us to believe that together we can minimize near-term disruptions as we create our region's premier banking institution. The compatibility of our cultures will facilitate the process, and the scale and growth of the resulting organization will create new opportunities for all our people."

"The strongest banks grow from deep local roots. Firstar has consciously nurtured its links to its core markets, and we intend to bring this same sense of nurture to the deep ties that Mercantile has developed over many decades in St. Louis, and other important markets in Missouri, Arkansas, Kansas, Iowa, Illinois and Kentucky," said Grundhofer. "It is important to note that throughout Firstar, today and in the future, all our business lines will have a strong local presence, with local decision-making authority. We will continue to maintain key processing and mortgage production centers in St. Louis. In addition to our business activities and our local market involvement, we will continue Mercantile's impressive community commitments. I will be spending the majority of my time in St. Louis for the foreseeable future, and Tom and I look forward to meeting with leaders of the community to discuss how we can best preserve and enhance the citizenship role Mercantile has long played in the community."

The transaction, which was approved by the boards of both companies, is subject to normal shareholder and regulatory approvals. Both companies have completed due diligence, including Year 2000 compliance issues. In connection with the merger agreement, Firstar and Mercantile have each granted the other cross-options to purchase common shares of the other company under certain circumstances.

Firstar was advised in this transaction by the investment bank of Credit Suisse/First Boston. The investment bank of Donaldson, Lufkin & Jenrette provided a fairness opinion and acted as financial advisor to Mercantile. Morgan Stanley Dean Witter also rendered a fairness opinion to Mercantile.

Firstar Corporation is a $38 billion bank holding company with approximately 720 full-service banking offices in Ohio, Wisconsin, Kentucky, Illinois, Indiana, Iowa, Minnesota, Tennessee and Arizona. Firstar offers a full complement of banking, trust, investment, insurance, securities brokerage and other financial services. Firstar Corporation is the parent company of Firstar Finance, a consumer finance company and Firstar Investment Research & Management Company, LLC (FIRMCO), an investment advisory firm. Visit Firstar on the web at www.Firstar.com. Firstar was founded in 1853.

Mercantile is a $36 billion multi-bank holding company headquartered in St. Louis, which operates banks in nearly 500 locations in Missouri, Iowa, Kansas, Illinois, Arkansas and Kentucky. Mercantile's non-banking subsidiaries include companies providing brokerage services, asset-based lending, factoring, investment advisory services, leasing services and credit life and other insurance products as agent.

                                      ###

This news release contains forward looking statements with respect to the financial condition, results of operations and business of Firstar and Mercantile and assuming the consummation of the merger, a combined Firstar and Mercantile, including statements relating to: the cost savings and revenue enhancements and accretion to reported earnings that will be realized from the merger; and the restructuring charges expected to be incurred in connection with the merger. These forward looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among other things, the following possibilities: expected cost savings from the merger cannot be fully realized or realized within the expected time; revenues following the merger are lower than expected; competitive pressure among depository institutions increases significantly; costs of the difficulties related to the integration of the business of Firstar and Mercantile are greater than expected; changes in the interest rate environment reduce interest margins; general economic conditions, either nationally or in the states in which the combined company will be doing business, are less favorable than expected; legislation or regulatory requirements or changes adversely affect the business in which the combined company will be engaged; and changes may occur in the securities market. All dividends on Firstar common stock are subject to determination by the Firstar board of directors in its discretion.